Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL CLOSES PUBLIC OFFERING OF COMMON STOCK

Underwriters Fully Exercise Over-Allotment Option

HOUSTON, March 25, 2011 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that it closed the previously announced underwritten public offering of 3,500,000 shares of common stock at a price of $18.35 per share. In addition, the underwriters fully exercised their option to purchase 525,000 additional shares of the Company’s common stock to cover over-allotments. Including the exercise of the over-allotment option, the total number of shares sold in the offering was 4,025,000. Net proceeds from the offering, including exercise of the over-allotment option but after deducting underwriting discounts and estimated offering expenses payable by the Company, were approximately $70.3 million.

Main Street intends to use the net proceeds from this offering, including the net proceeds from the exercise of the over-allotment option, to repay outstanding debt borrowed under its $100 million credit facility, to make investments in accordance with its investment objective and strategies, to make investments in marketable securities and idle funds investments, which may include investments in intermediate term bank debt, rated debt securities and other income producing investments, to pay operating expenses and other cash obligations and for general corporate purposes.

The underwriters of this offering are Morgan Keegan & Company, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Robert W. Baird & Co. Incorporated, Janney Montgomery Scott LLC and Sanders Morris Harris Inc.

The shares were sold pursuant to an effective shelf registration statement on Form N-2 that has been filed with, and has been declared effective by, the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares referred to in this press release.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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